Exhibit 2.1
Execution Copy
AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, (this “Agreement”) is made on June 7, 2010, by and among PDC 2004-B LIMITED PARTNERSHIP, a West Virginia limited partnership (the “Partnership”), PETROLEUM DEVELOPMENT CORPORATION, a Nevada corporation (“PDC”), and DP 2004 MERGER SUB, LLC, a Delaware limited liability company (“LLC”).
RECITALS
A. The Partnership is engaged in the business of oil and gas development and production. The Partnership is comprised of PDC as the general partner (sometimes referred to herein as the “Managing General Partner”) and a limited partner, and various investors in the Partnership, other than PDC and any of its affiliates, as limited partners (the “Investors”).
B. LLC is a wholly owned subsidiary of PDC.
C. PDC, as the Managing General Partner of the Partnership, for itself, and as the sole member of LLC, has approved this Agreement, has deemed this Agreement to be advisable and has approved the merger of the Partnership with and into LLC (the “Merger”) in accordance with the terms of this Agreement, the Delaware Limited Liability Act (the “LLC Act”) and the West Virginia Limited Partnership Act, W. Va. Code § 47-9-1 et seq. (the “LP Act”), as contemplated hereby.
D. PDC, as Managing General Partner, intends to solicit the vote of the holders of a majority of outstanding partnership interests of the Partnership held by Investors. Subject to certain limitations, upon consummation of the merger, the Investors will have the right to receive an amount in cash subject to the terms and conditions described herein.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER
Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the LLC Act and the LP Act, at the Effective Date (as defined in Section 1.3 hereof) (i) the Partnership shall be merged with and into LLC, (ii) the separate existence of the Partnership shall cease and LLC shall continue as the surviving entity (sometimes hereinafter referred to as the “Surviving Entity”), (iii) all the rights, privileges, immunities, powers and franchises of the Partnership shall vest in the Surviving Entity, and (iv) the liabilities of the Partnership shall be the obligations, duties, debts and liabilities of the Surviving Entity.
Section 1.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at the offices of PDC, or such other place as PDC determines, on a date to be specified by the parties, which date shall be the date on which the Certificate of Merger described in Section 1.3 is to be filed with the West Virginia Secretary of State and the Delaware Secretary of State (the “Closing Date”).
Section 1.3 Effective Date. Subject to the provisions of this Agreement, on the Closing Date, LLC and the Partnership shall cause an appropriate Certificate of Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of West Virginia (the “West Virginia Secretary of State”) and the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in such form as required by the LLC Act and the LP Act. The Merger shall become effective as of the Closing Date, and such time is hereinafter referred to as the “Effective Date.”
Section 1.4 Certificate of Limited Partnership; Limited Partnership Agreement; LLC Agreement. Upon the Effective Date, the Certificate of Limited Partnership, as amended (the “Certificate of Limited Partnership”) and the Limited Partnership Agreement of the Partnership (the “Limited Partnership Agreement”), as in effect immediately prior to the Merger, shall be deemed cancelled and of no further force and effect. The Surviving Entity shall be governed according to and consistent with the LLC Act, the Limited Liability Company Agreement of LLC

in effect as of the Closing Date, as that agreement may be amended from time to time (the “LLC Agreement”) and the Certificate of Formation for LLC filed with the Delaware Secretary of State on May 7, 2010 (the “Certificate of Formation”).
Section 1.5 Sole Member and Principal Office of the Surviving Entity. PDC shall be the sole member of the Surviving Entity with all powers granted to PDC under the LLC Agreement and the LLC Act. The Principal Office of the surviving entity shall be 1775 Sherman Street, Suite 3000, Denver, Colorado 80203.
ARTICLE II
EFFECT OF MERGER AND LIQUIDATION OF INVESTOR UNITS
Section 2.1 Termination of Partnership. On the Effective Date, by virtue of the Merger and without any action on the part of the Partnership, PDC or LLC, the Partnership shall cease to exist as a separate legal entity.
Section 2.2 Liquidation of Investor Partnership Units. On the Effective Date, the Partnership shall liquidate all of the units of interest in the Partnership (each a “Unit” and collectively the “Units”) held by the Investors as of the Effective Date and each Unit held by an Investor shall automatically be converted into the right to receive $8,250.00 per Unit, less the sum of the per Unit cash distributions made after June 30, 2010 and before the Closing Date (the “Per Unit Price,” which shall be proportionally adjusted for partial Units). PDC shall deliver to each Investor the cash payment for such Investor’s liquidated Units within 30 days after completion of the Merger.
Section 2.3 Appraisal. Notwithstanding anything in this Agreement to the contrary, Units that are outstanding immediately prior to the Closing Date and that are held by any Investor who is entitled to demand, and properly demands, appraisal of such Units (“Appraisal Units”) pursuant to, and who complies in all respects with, the West Virginia Business Corporations Act (the “WVBCA”) shall not be converted into the right to receive the Per Unit Price as provided in Section 2.2, but rather the holders of such Appraisal Units shall be entitled to payment of the “fair value” (as defined in the WVBCA) of such Appraisal Units in accordance with the Act (and at the Closing Date, such Appraisal Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holders thereof shall cease to have any right with respect thereto, except the right to receive the fair value of such Appraisal Unit in accordance with the WVBCA); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the WVBCA, then the right of such holder to be paid the fair value of such holder’s Appraisal Units shall cease and such Appraisal Units shall be deemed to have been converted as of the Closing Date into the right to receive the Per Unit Price as provided in Section 2.2. The Partnership shall give PDC (i) prompt notice of any demands for appraisal received by the Partnership, withdrawals of such demands, and any other instruments served pursuant to the WVBCA and received by the Partnership and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the WVBCA.
Section 2.4 Extinguishment of PDC’s Partnership Interests. On the Effective Date, all of PDC’s interest in the Partnership (including, without limitation, its Managing General Partner Interest and all Units owned by PDC or any of its affiliates) shall be extinguished.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP
The Partnership represents and warrants to PDC and LLC that:
Section 3.1 Organization. The Partnership is a limited partnership, duly formed and validly existing under the laws of the State of West Virginia, and has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 3.2 Authorization; Validity of Agreement.
(a) The Partnership has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
(b) The execution and delivery by the Partnership of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized in accordance with the Certificate of Limited Partnership and the Limited Partnership Agreement, and no other proceedings on the part of the Partnership are necessary to authorize the execution and delivery of this Agreement by the Partnership and the consummation of the transactions contemplated hereby.
(c) This Agreement has been duly executed and delivered by the Partnership and, assuming due authorization, execution and delivery of this Agreement by PDC and LLC, is a legal, valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
Section 3.3 Opinion of the Committee’s Financial Advisor. The Committee has received a written opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to the effect that, subject to certain assumptions, qualifications, limitations and other matters, as of the date of such opinion, the consideration to be received by the Investors in the Merger pursuant to this Agreement is fair to such Investors from a financial point of view.
Section 3.4 Required Consent. On June 4, 2010, a special committee (the “Committee”) of the Board of Directors of PDC, the Managing General Partner of the Partnership, at a meeting duly called and held, by the vote of the Committee members present at such meeting, a quorum of the Committee having been satisfied in accordance with the bylaws of PDC, (i) determined that this Agreement and the Merger are advisable and in the best interests of the Partnership, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend that the Investors of the Partnership vote to approve this Agreement.
Section 3.5 No Violations or Consents.
(a) Neither the execution and delivery of this Agreement by the Partnership nor the consummation by the Partnership of the transactions contemplated hereby will (i) violate any provision of the Certificate of Limited Partnership or the Limited Partnership Agreement, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, contract, agreement or other instrument or obligation to which the Partnership is a party or by which any of its assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Partnership.
(b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required in connection with the execution and delivery of this Agreement by the Partnership or the consummation by the Partnership of the transactions contemplated hereby, except (i) the filing of the Certificate of Merger with the West Virginia Secretary of State and the Delaware Secretary of State and (ii) any filing required to be made with the Securities and Exchange Commission related to the proxy materials provided in connection with this Agreement or the transactions contemplated thereby.
Section 3.6 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Partnership nor any other person makes any other express or implied representation or warranty on behalf of the Partnership.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PDC AND LLC
Each of PDC and LLC represents and warrants to the Partnership as follows:

Section 4.1 Organization. PDC and LLC are each entities, duly formed, validly existing, and in good standing under the laws of the State of Nevada and the State of Delaware, respectively, and each has all requisite corporate or limited liability company (as appropriate) power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its respective business as it is now being conducted.
Section 4.2 Authorization; Validity of Agreement.
(a) Each of PDC and LLC has the requisite corporate and limited liability company (as appropriate) power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
(b) The execution and delivery by each of PDC and LLC of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of PDC and the Board of Managers of LLC and no other proceedings on the part of PDC or LLC are necessary to authorize the execution and delivery of this Agreement by PDC or LLC and the consummation of the transactions contemplated hereby.
(c) This Agreement has been duly executed and delivered by each of PDC and LLC and, assuming due authorization, execution and delivery of this Agreement by the Partnership, is a legal, valid and binding obligation of PDC and LLC, enforceable against PDC and LLC in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
Section 4.3 Required Consent.
(a) On May 28, 2010, the Board of Directors of PDC (without the Committee members participating), at a meeting duly called and held, by the vote of the directors present at such meeting, a quorum of the Board of Directors having been satisfied in accordance with the bylaws of PDC, approved this Agreement, the Merger and the other transactions contemplated hereby. Subsequently, PDC approved the Merger and adopted this Agreement.
(b) On June 2, 2010, the sole member of LLC, by written consent, (i) determined that this Agreement and the Merger are advisable and (ii) approved this Agreement, the Merger and the other transactions contemplated hereby. Subsequently, LLC approved the Merger and adopted this Agreement.
Section 4.4 No Violations or Consents.
(a) Neither the execution and delivery of this Agreement by PDC or LLC nor the consummation by PDC or LLC of the transactions contemplated hereby will (i) violate any provision of PDC’s Second Amended and Restated Certificate of Incorporation or Bylaws, as amended and restated, or LLC’s Certificate of Formation or LLC Agreement, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, contract, agreement or other instrument or obligation to which PDC or LLC is a party or by which any of its assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to PDC or LLC.
(b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required in connection with the execution and delivery of this Agreement by PDC or LLC or the consummation by PDC or LLC of the transactions contemplated hereby, except (i) the filing of the Certificate of Merger with the West Virginia Secretary of State and the Delaware Secretary of State and (ii) any filing required to be made with the Securities and Exchange Commission related to the proxy materials provided in connection with the Agreement or the transactions contemplated thereby.

Section 4.5 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither PDC, LLC nor any other person makes any other express or implied representation or warranty on behalf of PDC or LLC.
ARTICLE V
CLOSING CONDITIONS
Section 5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:
(a) The holders of at least a majority of the issued and outstanding Units held by Investors shall have approved, at a special meeting of the Partnership held for that purpose (the “Special Meeting”), (i) an amendment to the Limited Partnership Agreement in a form that is reasonably acceptable to the Committee that expressly permits the Investors to approve this Agreement, the Merger and the transactions contemplated thereby and (ii) this Agreement, the Merger and the transactions contemplated thereby;
(b) No provision of any applicable law, rule or regulation and no judgment, order or decree shall make the Merger illegal or prohibit the consummation of the Merger and the transactions related thereto;
(c) No suit, action or proceeding shall have been filed or otherwise be pending against PDC, LLC or any officer, director (including any member of the Committee), manager, member or affiliate of PDC or LLC challenging the legality or any aspect of this Agreement, the Merger or the transactions related thereto; and
(d) The parties to the Merger shall have made all filings and registrations with, and notifications to, all third parties, including, without limitation, lenders and all appropriate regulatory authorities, required for consummation of the transactions contemplated by this Agreement (other than the filing and recordation of appropriate merger documents required by the LLC Act or LLP Act, as applicable), and all approvals and authorizations and consents of all third parties, including, without limitation, lenders and all regulatory authorities, required for consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect, except for such filings, registrations, notifications, approvals, authorizations and consents, the failure of which to make or obtain would not have a material adverse effect on the business or financial condition of PDC, LLC or the Partnership or the ability of PDC, LLC or the Partnership to consummate the transactions contemplated by this Agreement.
Section 5.2 Conditions to the Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:
(a) The representations and warranties of PDC and LLC set forth in this Agreement shall be true and correct as of the Closing Date; and
(b) PDC and LLC shall have each performed in all material respects all of their respective obligations required to be performed by them under this Agreement at or prior to the Closing Date.
Section 5.3 Conditions to Obligations of PDC and LLC to Effect the Merger. The obligation of PDC and LLC to effect the Merger is further subject to the satisfaction or waiver at or prior to the Closing Date of the following condition:
(a) Since the date hereof, no event, circumstance, condition, development or occurrence causing, resulting in or having, or reasonably expected to cause, result in or have, a material adverse effect on the Partnership’s business, operations, properties (in all cases taken as a whole), condition (financial or otherwise), results of operations, assets (in all cases taken as a whole), liabilities, or cash flows.

ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.1 Special Meetings; Proxies. As soon as reasonably practicable after the execution of this Agreement, PDC will take all action necessary to duly call, give notice of, convene and hold the Special Meeting to consider and vote upon approval of this Agreement and the amendment to the Limited Partnership Agreement. PDC will use its commercially reasonable efforts to solicit from the Investors proxies in favor of this Agreement and the amendment to the Limited Partnership Agreement, and to take all other action necessary or advisable to secure any vote or consent of the Investors required by the Limited Partnership Agreement, this Agreement or applicable law to effect the Merger.
Section 6.2 Proxy Statement. PDC will file with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, a preliminary proxy statement (the “Preliminary Proxy”) and a definitive proxy statement (the “Proxy Statement”) relating to the Special Meeting, and any amendments or supplements thereto as PDC may deem to be required or appropriate. PDC shall cause the Proxy Statement to be mailed to the Investors as soon as practicable in accordance with applicable federal and state law. PDC shall provide to the Committee, prior to filing, drafts of the Preliminary Proxy, the Proxy Statement and any amendments or supplements thereto, give the Committee and its counsel reasonable opportunity to comment on the same, and provide the Committee and its counsel with any other documents reasonably related to the Proxy Statement (including any correspondence from or to the SEC or its staff concerning the Preliminary Proxy, the Proxy Statement, or any supplement or amendment thereto).
Section 6.3 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to obtain in a timely manner all waivers, consents and approvals and to effect all registrations and filings, and to use its commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.
ARTICLE VII
TERMINATION
Section 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned, in whole or in part, with respect to the Partnership, at any time prior to the Effective Time, whether before or after approval of the Merger by the Investors:
(a) By mutual written consent of all the parties hereto (with the Committee required to approve any matter for the Partnership);
(b) By any party hereto (with the Committee required to approve any matter for the Partnership), if:
(i) the Closing shall not have occurred by December 31, 2010;
(ii) there shall be any applicable law, rule or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining any party from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and non-appealable; or
(iii) there shall be filed or pending any suit, action or proceeding against PDC, LLC or any officer, director, manager, member or affiliate of PDC or LLC challenging the legality or any aspect of the Merger or the transactions related thereto;
(c) By the Partnership (with the Committee required to approve any matter for the Partnership), if PDC or LLC shall have failed to perform its agreements and covenants contained herein, and such failure has a material adverse effect on PDC or LLC, or materially and adversely affects the transactions contemplated by this Agreement, and is either incapable of being cured or is not cured by PDC or LLC within 30 days following written notice thereof from the Committee;

(d) By PDC, if the Partnership shall have failed to perform its agreements and covenants contained herein, and such failure has a material adverse effect on the Partnership, or materially and adversely affects the transactions contemplated by this Agreement, and is either incapable of being cured or is not cured by the Partnership within 30 days following written notice thereof from PDC; and
(e) Prior to obtaining the required vote of the Investors, by the Committee on behalf of the Partnership, if the Partnership (A) has materially complied with its obligations under this Agreement and (B) has entered into a definitive acquisition agreement providing for a Superior Proposal (as defined below); provided that the Partnership may not enter into any such definitive acquisition agreement or terminate this Agreement pursuant to this Section 7.1(e) until at least five days have passed after the Committee informs PDC of its intention to accept a Superior Proposal (during which time PDC may respond to any Superior Proposal). “Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement, made by a third party to the Committee to acquire, directly or indirectly, for consideration consisting of cash, all of the Investors’ interests in the Partnership (i) which is not subject to a financing contingency, (ii) which is otherwise on terms and conditions which the Committee determines in its good faith judgment (after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to the Investors from a financial point of view than the Merger and this Agreement and the other transactions contemplated hereby, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been agreed to by PDC and LLC in writing, and (iii) which is reasonably capable of being completed, taking into account any approval requirements and all financial, legal, operational (e.g., related to drilling, gathering, production, transportation and other relevant matters), regulatory and other aspects of such proposal.
Section 7.2 Effect of Termination. In the event of termination of this Agreement by a party as provided in Section 7.1, written notice thereof shall promptly be given to the other party or parties and this Agreement shall forthwith terminate without further action by any of the parties hereto. If this Agreement is terminated as provided, however, there shall be no liabilities or obligations hereunder on the part of any party hereto except as provided in Section 8.1 and except that nothing herein shall relieve any party hereto from liability for any breach of this Agreement.
ARTICLE VIII
MISCELLANEOUS
Section 8.1 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred by PDC, the Partnership and LLC in connection with this Agreement and the transactions contemplated hereby (including without limitation the solicitation of proxies in connection therewith) shall be paid by PDC.
Section 8.2 Amendment. The parties may amend or cancel this Agreement prior to the Effective Date, by action taken or authorized by their Board of Directors, managers, members or Managing General Partner (through the Committee), as appropriate. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of each of the parties hereto.
Section 8.3 Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent provided by applicable law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that the parties may not waive the condition set forth in Section 5.1(a). Any such extension or waiver shall not operate as an extension or waiver of, or estoppel with respect to, any subsequent failure of compliance or other failure. Any agreement on the part of a party hereto to any such extension or waiver shall be valid against such party if set forth in an instrument in writing signed by such party.
Section 8.4 Survival. The respective representations and warranties of the parties hereto contained herein shall not survive beyond the Effective Date. The covenants and agreements of the parties hereto shall survive the Effective Date without limitation (except for those that, by their terms, contemplate a shorter survival period).
Section 8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed to the principal offices of the recipient.
Section 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.
Section 8.8 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (written and oral), among the parties with respect to the subject matter hereof.
Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 8.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
Section 8.11 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.
Section 8.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.
Section 8.13 Further Assurances. Each party hereto covenants and agrees to promptly execute and deliver to the requesting party such other documents, instruments of transfer, etc. as may be requested by any other party to effectuate the terms and conditions of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the Partnership, PDC and LLC have each caused this Agreement to be signed by their respective representatives hereunto duly authorized as of the date first written above.

PDC 2004-B LIMITED PARTNERSHIP
By:	PETROLEUM DEVELOPMENT CORPORATION,
its Managing General Partner

By:	/s/ Dan W. Amidon
DAN W. AMIDON
General Counsel and Secretary

PETROLEUM DEVELOPMENT CORPORATION
By:	/s/ Gysle R. Shellum
GYSLE R. SHELLUM
Chief Financial Officer

DP 2004 MERGER SUB, LLC
By:	PETROLEUM DEVELOPMENT CORPORATION,
its Sole Member

By:	/s/ Gysle R. Shellum
GYSLE R. SHELLUM
Chief Financial Officer